Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Partners

Noble Midstream Partners LP:

We consent to the use of our report dated July 24, 2015, with respect to the balance sheet of Noble Midstream Partners LP as of July 17, 2015, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Houston, Texas

November 12, 2015